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EXHIBIT 6
AMENDED AND RESTATED JOINT FILING AGREEMENT
     We, the signatories of this Statement on Schedule 13D to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

THE TORONTO-DOMINION BANK

By:	/s/ Christopher A. Montague

Name:	Christopher A. Montague, Esq.
Title:	Executive Vice President and General Counsel

TD DISCOUNT BROKERAGE HOLDINGS LLC

By:	/s/ Frank Tripodi

Name:	Frank Tripodi
Title:	President and Treasurer

TD DISCOUNT BROKERAGE ACQUISITION LLC

By:	/s/ Frank Tripodi

Name:	Frank Tripodi
Title:	President and Treasurer
Date: April 11, 2006